Exhibit 4.7

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED VIACOMCBS BONUS DEFERRAL PLAN-

PART A (2021 RESTATEMENT) &

PART B (2021 RESTATEMENT)

Effective as of February 16, 2022, the ViacomCBS Bonus Deferral Plan (each of Part A and Part B) is amended such that, for all periods on or after February 16, 2022, all references to “ViacomCBS” or “ViacomCBS Inc.” shall be deemed to refer to “Paramount Global”, including such that: all references to the “ViacomCBS Administrative Committee” or “ViacomCBS Investments Committee” shall be deemed to refer to “Paramount Global Administrative Committee” and “Paramount Global Investments Committee”, respectively; all references to “ViacomCBS 401(k) Plan” shall be deemed to refer to “Paramount Global 401(k) Plan”; and reference to “ViacomCBS Inc.” in the definition of “Company” shall be deemed to refer to “Paramount Global”.

IN WITNESS WHEREOF, pursuant to a resolution of the Paramount Global Administrative Committee, the undersigned hereby executes this amendment this 7th day of October, 2022.

By:	/s/ Mark Beatty
Name: Mark Beatty
Its: Member, Paramount Global Administrative Committee